Exhibit 99.1

GSI Group Reports on Revenue Recognition Review,

Preliminary Second Quarter 2009 Bookings, Operating

Expenses and Cash Balance

Bedford, MA, August 31, 2009 – GSI Group Inc. (Nasdaq: GSIG, the “Company”) today announced preliminary results from its evaluation of sales transactions of its Precision Technology Segment during fiscal years 2004 through the first six months of 2008. Based on those results, the Company anticipates that previously reported revenues in its Precision Technology Segment for each of those fiscal years will be adjusted.

During the aforementioned review period, the Company previously reported total revenues of approximately $854 million for its Precision Technology Segment. During the review period, the Precision Technology Segment was comprised of seven distinct product lines. The evaluation and assessment of potential adjustments to revenue transactions with multiple element arrangements in this Segment entails the compilation, review, and analysis of a database of approximately 84,000 purchase orders comprising approximately 300,000 lines of data from nine different enterprise reporting systems. Of the approximately $854 million of revenues previously reported by the Precision Technology Segment during the review period, approximately $201 million of the revenues are from multiple element arrangements, which are potentially subject to adjustments if fair value cannot be determined. The multiple element arrangements primarily consist of single or otherwise linked orders with multiple product deliverables that were shipped in different periods. Based on the Company’s preliminary analysis of that portion of the total revenue in its Precision Technology Segment subject to potential adjustments, the Company currently anticipates that the magnitude of the adjustments in each period will not exceed the upper bounds shown in the following table (unaudited – in millions):

	Year Ended December 31,				Six Months Ended June 27,
	2004	2005	2006	2007	2008	Total
Precision Technology Segment:
Revenue as reported	$199	$180	$197	$188	$90	$854
Estimated revenue subject to adjustment	35	34	36	64	32	201
Estimated revenue expected to move to later periods	16	8	14	21	12	71

The estimated revenue subject to adjustment and estimated revenues expected to move to later periods shown in the preceding table are based upon certain assumptions which may change. The revenues to be moved represent errors in the timing of revenue recognized from multiple element transactions. The Company currently estimates that on average, the revenues expected to be moved to later periods will move between two and four quarters. Substantially all amounts due from customers associated with these transactions have been paid and the Company’s cash position has not been materially impacted by the correction of the accounting errors. The Company is currently completing the determination of the appropriate periods in which revenues should be recognized based upon delivery of the last element in the sales arrangement. The actual amount of revenues that will move to later periods may differ from the amounts shown above.

As previously disclosed, on May 19, 2009, the Company announced that the Company’s Audit Committee of the Board of Directors (the “Audit Committee”), with the assistance of its independent legal counsel and forensic accounting firm, had concluded its previously announced review of sales transactions in the Company’s Semiconductor Systems Segment and other sales transactions that contain arrangements with multiple deliverables, for fiscal years 2006, 2007 and 2008.

On July 22, 2009, the Company announced that the Nasdaq Hearings Panel (the “Panel”) granted the Company’s request for continued listing on The Nasdaq Stock Market, conditioned on the Company (i) reporting to the Panel on or before August 31, 2009 the status of its public disclosure about the range of adjustments the Company expects to make to revenue transactions in its Precision Technology Segment for 2004 through 2008 and (ii) filing on or before November 2, 2009 its delayed periodic reports and any required restatements.

On June 30, 2009, the Company announced that the Company’s evaluation of sales transactions of its Semiconductor Systems Segment during fiscal years 2004 through 2008 was nearing completion, and reported approximate ranges of restated revenues for that segment during each of those five fiscal years. As previously announced, the Company is working diligently to complete the restatement of its previously issued interim and annual historical financial statements for fiscal years 2006, 2007 and 2008.

Today, the Company also reported bookings for the second quarter of 2009, as well as expense reductions and cash position as of July 3, 2009:

•	Bookings:

Bookings for the second quarter ended July 3, 2009 were approximately $40 million compared with bookings of $49 million for the comparable period in 2008. Bookings for the second quarter of 2008 include bookings of the Company’s general optics business, which was divested during the fourth quarter of 2008, and exclude bookings of Excel Technology, Inc., which was acquired on August 20, 2008.

The decline in bookings was primarily due to lower demand across all markets caused by the deterioration of the global economic conditions. The Semiconductor Systems Segment experienced a particularly pronounced decline in bookings, as the semiconductor industry has been undergoing one of the most severe downturns on record, which has had a particularly strong adverse impact on the memory sector. Bookings for that segment in the second quarter of 2009 declined 87% compared with the same period in 2008.

•	Operating Expenses:

Operating expenses in the second quarter of fiscal 2009, excluding non-cash items, expenses associated with the revenue recognition review and other non-recurring expenses, were approximately 5% lower than expenses in the first quarter of fiscal 2009, and approximately 45% lower than pro-forma operating expenses of GSI and Excel in the second quarter of fiscal 2008.

On May 19, 2009, the Company announced that it had previously implemented a number of major cost reduction initiatives, including the elimination of executive and management layers, other job eliminations, changes to the Company’s compensation program, and savings resulting from the integration of Excel Technology.

•	Cash:

As of the end of the second fiscal quarter of 2009, the Company had approximately $61 million of cash and cash equivalents, excluding approximately $14 million of auction rate securities at fair value.

During the second fiscal quarter of 2009, the Company paid a total of approximately $5 million for costs associated with the revenue recognition review of sales transactions in the Company’s Semiconductor and Precision Technology Segments and non-recurring expenses, including severance and restructuring costs. On August 17, 2009, the Company paid the $11.6 million of semi-annual interest on its 11% Senior Notes.

On May 19, 2009, the Company announced that at the end of the first quarter of 2009, it held approximately $53 million of cash and cash equivalents, excluding approximately $26 million of auction rate securities at fair value. At that time, the Company also announced that after the end of the first quarter of 2009, the Company sold a portion of its auction rate securities for cash proceeds of approximately $13 million.

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “plan,” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: ranges of adjustments to Precision Technology revenue for 2004-2008; the prior review of the Semiconductor Systems segment by the Company’s Audit Committee and the results of that review; completion of the restatement of the Company’s financial results for fiscal years 2006, 2007 and 2008; the Company’s estimates regarding bookings, operating expenses and cash position; the delisting proceedings with Nasdaq and any conditions imposed by Nasdaq on the Company for continued listing; and other statements that are not historical facts. These forward looking statements contain estimates and involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor and electronics materials processing industry; deteriorating market conditions; the effect of the current financial and economic crises on credit markets, financial institutions, customers, suppliers and consumers; the Company’s ability to reduce operating expenses and achieve anticipated cost reductions and savings; the Company’s ability to grow and increase profitability; the impact of bookings on current and future sales levels; future liquidity and valuation of auction rate securities; changes in accounting standards; failures of the Company to properly identify the timing of when revenue should be recognized; the Company’s ability to quickly increase manufacturing capacity and promptly respond to fluctuating product demands; the Company’s need to invest in research and development; the Company’s ability to develop and deliver new competitive technology and enhancements and customer acceptance thereof; failure to identify and manage weaknesses in internal controls; the effects of competition; risks related to consolidation of operations and the integration of operations and employees of acquired businesses, including Excel; the Company’s inability to recognize synergies of acquired businesses, including Excel; the completion and outcome of the Company’s financial restatements and review of financial results; the Company’s ability to complete and file its delayed periodic reports with the SEC on a timely basis; the Company’s ability to meet the requirements for continued listing of the Company’s shares on Nasdaq; and the risks of existing and future litigation and governmental or other regulatory inquiry or proceedings arising out of or related to the Company’s revenue recognition practices. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s subsequent filings with the SEC made prior to or after the date hereof. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document. The unaudited financial information presented in this press release is subject to change based on, among other factors, the completion of the work attendant to the restatement of the Company’s financial statements and the completion of its delayed periodic reports herein discussed. The information included in this press release is not intended as and should not be viewed as a substitute for full financial statements.

For more information contact:

GSI Group Inc. Investor Relations

Telephone: 781-266-5137

Email: InvestorRelations@gsig.com